Exhibit 8.2

March 10, 2022

Boards of Directors

Everett Co-Operative Bank

ECB Bancorp, Inc.

419 Broadway

Everett, Massachusetts 02149

Boards of Directors:

You have requested this firm’s opinion regarding certain material Massachusetts income and excise tax consequences of the proposed conversion of Everett Co-operative Bank (the “Bank”) from a Massachusetts mutual co-operative bank to a Massachusetts stock co-operative bank (“Stock Bank”), pursuant to the Plan of Conversion of Everett Co-operative Bank adopted by the Board of Directors of the Bank on March 9, 2022 (the “Plan”). In the Conversion, all of the Bank’s to-be-issued capital stock, consisting entirely of voting common stock, will be acquired by ECB Bancorp, Inc., a Maryland corporation (the “Holding Company”).

In connection therewith, we have examined the Plan, the Registration Statement filed by the Holding Company with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended, and the Application for Conversion filed by the Bank with the Massachusetts Commissioner of Banks (Commissioner). Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan. In our review, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic files or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied on the opinion of Luse Gorman, PC, (Counsel) related to material Federal income tax consequences of the proposed Conversion (Federal Tax Opinion), without undertaking to verify the same by independent investigation. Furthermore, we assume that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (Code), and the regulations thereunder (Treasury Regulations).

In rendering our opinion, we have considered the applicable provisions of the Code, as amended, the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions herein. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

Additionally, the discussions and conclusions set forth below are based on Massachusetts General Law (MGL), the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change.

Our opinions are not binding on the Massachusetts Department of Revenue (Department) and there can be no assurance that the Department will not take a position contrary to any of the opinions expressed herein. Because the opinions expressed herein are based upon current tax law, future changes in Massachusetts tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Bank and the Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

Statement of Facts/Description of the Proposed Transactions

Based upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. The Bank, a Massachusetts mutual co-operative bank has no authorized capital stock. The depositors of the Bank are considered to be the “owners” and are only entitled upon the complete liquidation of the Bank to any liquidation proceeds after the payment of creditors. In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Bank for an interest in a liquidation account (“Liquidation Account”) established at the Stock Bank.

The Boards of Directors of the Bank adopted the Plan providing for the conversion of the Bank from a Massachusetts-chartered mutual co-operative to the capital stock form of organization. As part of the Conversion, the Stock Bank will succeed to all the rights and obligations of the Bank in mutual form. A corporation has been formed under the laws of Maryland for the purpose of the proposed transactions described herein, to engage in business as a bank holding company and to own all of the outstanding capital stock of the Stock Bank upon consummation of the Conversion. The Plan provides for the issuance by the Bank of 100% of its newly outstanding common stock to the Holding Company in exchange for the portion of the net proceeds of the Offering that is not permitted to be retained by the Holding Company. The Holding Company will offer for sale shares of its common stock (Common Stock) to Eligible Account Holders, Supplemental Eligible Account Holders, and Tax-Qualified Employee Plans established by the Bank, including the newly formed employee stock ownership plan, according to the subscription priorities set forth in the Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by the Holding Company through a Direct Community Offering and/or a Syndicated Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Holding Company and Bank, as converted. The estimated pro forma market value will be determined by RP Financial LC., an independent

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Common Stock.

Following the Conversion, a Liquidation Account will be maintained by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the Liquidation Account will be equal to the net worth of the Bank as reflected in the latest statement of financial condition contained in the final Prospectus distributed in connection with the Prospectus.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will have registered the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly-owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Luse Gorman, PC Federal Opinion

Luse Gorman, PC has provided an opinion that addresses the material federal income tax consequences of the Conversion and reorganization. The opinion concluded, as follows:

1. The change in the form of operation of the Bank from a Massachusetts mutual co-operative bank to a Massachusetts stock co-operative bank, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

2. No gain or loss will be recognized by Stock Bank on the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of Common Stock. Code Section 1032(a).

3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

4. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank. Code Section 354(a).

6. The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Common Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

8. It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of that taxable year solely by reason of the Conversion. (Treas. Reg. Section 1.381(b)-1(a)(2)).

11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. (Treas. Reg. Section 1.381(b)-1(a)(2)).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein by Luse Gorman as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

Luse Gorman’s opinion under paragraph 5 above is based on the premise that the benefit provided by the Liquidation Account in the Stock Bank has a fair market value of zero at the time of the Conversion. The Liquidation Account payment obligation arises only in a liquidation of the Bank including if the Bank enters into a transaction to transfer its assets and liabilities to a credit union. Luse Gorman understands that: (i) no holder of an interest in a liquidation account has ever received payment of an interest in a liquidation account attributable to the liquidation of

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

a solvent bank (other than as set forth below); (ii) the interests in the Liquidation Account are not transferable by an Eligible Account Holder or Supplemental Eligible Account Holder; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Stock Bank are reduced, as described in the Plan; and (iv) holders of an interest in a liquidation account have received payments of their interest in only a limited number of instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumptions of liabilities of holding companies and subsidiary banks). These instances involved the purchase and assumption of a bank’s assets by a credit union. However, not all states permit the sale of a bank’s assets to a credit union, further limiting the opportunity for this type of transaction. Luse Gorman also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for Savings v. Bowers, 349 U.S. 143, 150 (1955).

In the present case, Luse Gorman believes that the same analysis as was applied in Paulsen and Society for Savings can be applied to the extremely remote contingency that a depositor will, at some undetermined time in the future, realize value from the sale of the Stock Bank’s assets to a credit union. First, some states prohibit a credit union from acquiring a bank’s assets through a purchase and assumption transaction. Second, although others do, as noted above, there have been only a limited number of instances where a credit union has acquired the assets of a bank where an amount representing the then-value of a liquidation account has been (or will be) paid to the bank’s eligible depositors. These instances all involved former mutual banks that were required to establish liquidation accounts in a conversion to a stock bank and who later engaged in a purchase and assumption transaction with a credit union. Less than ten instances out of hundreds of converted former mutual banks since 1816 (the date the first mutual bank was chartered, in Massachusetts) have engaged in purchase and assumption transactions with credit unions and have been required to distribute to their depositors the remains of any liquidation accounts. Under these circumstances, we agree with the statement by the Supreme Court in Society for Savings that “any theoretical value reduces almost to the vanishing point.”

In addition, Luse Gorman relied on a letter from RP Financial, LC. March 10, 2022, to you stating its belief that the benefit provided by the Liquidation Account does not have any economic value at the time of the Conversion. Based on the foregoing, we believe it is more likely than not that liquidation rights in the Liquidation Account have no value.

If the Internal Revenue Service (“IRS”) were to subsequently find that the Liquidation Account had economic value as of the time of the Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder may need to recognize income in the amount of the fair market value of their interest in the Liquidation Account as of the effective date of the

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

Conversion. However, Luse Gorman is not aware of any situation where rights in a bank liquidation account have been found to have an economic value at the time of a mutual-to-stock conversion or a second-step conversion of a mutual holding company.

Luse Gorman’s opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that RP Financial, LC. has issued a letter dated March 10, 2022, stating that the subscription rights will have no ascertainable market value. We further note that the IRS has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

DISCUSSION RELATED TO MASSACHUSETTS INCOME AND EXCISE TAX CONSEQUENCES

The Bank is subject to the Massachusetts financial institution excise tax under MGL Chapter 63, Sections 1, 2, 2A and 7. At the effective time of the Conversion, Holding Company and Bank will be subject to same.

Net income is defined in MGL Chapter 63 Section 1 as gross income less deductions allowed by the Internal Revenue Code, as amended and in effect for the taxable year, with enumerated modifications. Such modifications are not relevant to this Opinion.

OPINION

Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Baker Newman & Noyes LLC regarding the Massachusetts income and excise tax effects of the Plan that:

1)

For purposes of Massachusetts General Laws, chapter 63, sections 1, 2 and 2A, no gross income, gain or loss will be recognized by the Holding Company or Bank as a result of the transactions contemplated by the Plan.

2)

No gross income, gain or loss will be recognized by the Eligible Account Holders, persons who have liquidation interests in Stock Bank and other purchasers in the Subscription Offering as a result of the transactions contemplated by the Plan.

Everett Co-Operative Bank

ECB Bancorp, Inc.

March 10, 2022

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts General Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

This opinion is given solely for the benefit of the Holding Company, the Bank, Eligible Account Holders, and Supplemental Eligible Account Holders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent.

CONSENT

We hereby consent to the filing of the opinion as an exhibit to the Bank’s Application for Conversion filed with the Commissioner and to the Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the caption “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters”.

Very truly yours,

/s/ Baker Newman & Noyes LLC

Baker Newman & Noyes LLC